EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Progress Continues with Strong Third Quarter 2020 Financial Results and New Business Signings

Key Highlights
•Revenue and Adjusted EBITDA results well-above expectations
•Strong New Business signings
◦Total Contract Value of signings: $468M, up 100% year-over-year
◦Annual Recurring Revenue of signings: $96M, up 35% year-over-year
•On track to exceed high end of previous FY 2020 cost reduction target range of $120M-$140M
•Improvements in operational and technology platform performance

FLORHAM PARK, NJ, November 5, 2020 - Conduent (NASDAQ: CNDT), a business process services and solutions company, today announced its third quarter 2020 financial results.

Cliff Skelton, Conduent CEO, stated “We've made progress on all three pillars of our strategy: growth, quality and efficiency. Our results were driven by the team's hard work in this difficult environment. The revenue trajectory continued to improve this quarter and we executed well on our cost reduction program, putting us on track to deliver at or above the top end of our updated full year cost targets. New business signings were very strong for the third consecutive quarter, doubling our Q3 2019 signings. Importantly, we continue to meet client expectations around service delivery and operational performance. Overall, while we still have work to do, we are pleased with our progress and continue to gain confidence that Conduent is on the right track and making progress on our transformation objectives."

EXHIBIT 99.1
Q3 2020 Performance Commentary
Revenue for the quarter beat expectations due to better than expected results in the Government and Transportation segments. Revenue compared with Q3 2019 was lower primarily due to prior year lost business. Continued strong activity in our Government business was primarily driven by increased volumes in our Supplemental Nutrition Assistance Program and Pandemic Supplemental Nutrition Assistance Program (SNAP and P-SNAP) and Unemployment Insurance pre-paid cards offerings. Government segment revenues were higher than prior expectations due to higher than expected volumes in our SNAP and P-SNAP programs and higher than expected excess funds remaining on Unemployment Insurance pre-paid cards. The tolling business continued to recover with volumes trending closer to pre-COVID-19 levels in many of the locations where we operate electronic tolling systems. The remainder of the Transportation segment performed generally as expected. The Commercial segment continued to see volume pressure as a result of COVID-19.

Additional highlights from Q3 2020 include strong sales performance with $468M in new business signings, a 100% increase over Q3 2019. Overall, signings included a diverse mix of new business wins and renewals spanning our offerings across the Commercial, Government, and Transportation segments.

The company is also on track to exceed the high end of the cost savings target range of $140 million. This program includes both temporary actions, such as furloughs, reduced vendor and travel spend, reduced temporary facility operating spend, as well as permanent actions, such as optimizing spans and layers, reducing real estate spend and leveraging shared services capabilities.

The company continues to focus on its strategy of "Growth," "Quality," and "Efficiency" as key pillars of its transformation program, which is expected to result in improved client service delivery, client retention, and enhanced service level agreement (SLA) performance.

EXHIBIT 99.1

Key Financial Third Quarter 2020 Results

•Revenue of $1,041 million, down (5.2)% year-over-year, or (5.4)% in constant currency.
•Q3 2020 GAAP net loss of $(7) million compared to $(16) million in Q3 2019.
•Adjusted EBITDA of $141 million, up 11.0% year-over-year. Adjusted EBITDA margin was 13.5%, up 190 bps year-over-year.
•Pre-tax income was ($13) million compared to ($14) million in Q3 2019.
•Diluted EPS from continuing operations was ($0.04) versus ($0.09) in the same period last year.
•Adjusted diluted EPS from continuing operations was $0.26 compared to $0.16 in Q3 2019.
•Cash inflow from operations was $107 million during Q3 2020 compared to cash inflows of $18 million in Q3 2019.
•Adjusted Free Cash Flow, was an inflow of $72 million during Q3 2020 compared to Adjusted Free Cash Flow outflows of $(27) million in Q3 2019.

Brian Webb-Walsh, CFO, stated "The continued strong performance that we achieved this quarter is the result of hard work, disciplined execution and a diverse portfolio. Given current trends, we now anticipate FY 2020 revenue to be down between 6.4% and 7.4% with an Adjusted EBITDA margin between 11.25% and 11.75%, and an Adjusted Free Cash Flow conversion of approximately 20%. We are pleased that the midpoints of these ranges are in line to slightly above the initial, pre-COVID-19 guidance ranges that we provided earlier in the year."

EXHIBIT 99.1
Conference Call
Management will present the results during a conference call and webcast on November 5, 2020 at 5:00 p.m. ET.

The call will be available by live audio webcast along with the news release and online presentation slides at https://investor.conduent.com/.

The conference call will also be available by calling 1-877-883-0383 (international dial-in 1-412-902-6506) at approximately 4:45 p.m. ET. The entry number for this call is 7428394.

A recording of the conference call will be available by calling 1-877-344-7529 or 1-412-317-0088 one hour after the conference call concludes on November 5, 2020. The replay ID is 10147983.

For international calls, please select a dial-in number from:
https://services.choruscall.com/ccforms/replay.html.

The telephone recording will be available until 11:59 p.m. ET. on November 12, 2020.

About Conduent
Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through our dedicated people, process and technology, Conduent solutions and services automate workflows, improve efficiencies, reduce costs and enable revenue growth. It’s why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including two-thirds of all insured patients in the U.S., 10 million employees who use its HR Services, and nearly 18 million benefits recipients. Conduent’s solutions deliver exceptional outcomes for its clients including $17 billion in savings from medical bill review of workers compensation claims, up to 40% efficiency increase in HR operations, up to 27% reduction in government benefits costs, up to 40% improvement in finance, accounting and procurement expense, and improved customer service interaction times by up to 20% with higher end-user satisfaction. Learn more at www.conduent.com.

EXHIBIT 99.1
Non-GAAP Measures
We have reported our financial results in accordance with U.S. generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using non-GAAP measures. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures. Refer to the "Non-GAAP Financial Measures" section attached to this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

EXHIBIT 99.1
Forward-Looking Statements

This release and any attachments to this release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “will,” "aim," “should,” “could”, “may,” “continue to,” “if,” “growing,” “projected,” “potential,” “likely,” and similar expressions, as they relate to us, are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, statements regarding our financial results, condition and outlook; changes in our operating results; general market and economic conditions; our transformation progress continuing; expectations that we are on track to deliver at or above the top end of our updated full year targets and to exceed the high end of the previous cost savings target range of $140 million; our belief that Conduent is on the right track and making progress on our transformation initiative; our focus on "Growth," "Quality," and "Efficiency" projects as key pillars of our strategic transformation program, which is expected to result in improved client service delivery, client retention and enhanced Service Level Agreement (SLA) performance; and our projected financial performance for the full year 2020 and the strength of our position for the remainder of the year. In addition, all statements regarding the anticipated effects of the novel coronavirus ("COVID-19") pandemic and the responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, customers, and markets, results of operations and financial condition and anticipated actions to be taken by management to sustain our business during the economic uncertainty caused by the pandemic and related governmental and business actions, as well as other statements that are not strictly historical in nature, are forward looking. These statements reflect management's current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. These forward-looking statements are also subject to the significant continuing impact of the COVID-19 pandemic on our business, operations, financial results and financial condition, which is dependent on developments which are highly uncertain and cannot be predicted.

EXHIBIT 99.1
Important factors and uncertainties that could cause our actual results to differ materially from those in our forward-looking statements include, but are not limited to: the impact of the ongoing COVID-19 pandemic; government appropriations and termination rights contained in our government contracts; risk and impact of potential goodwill and other asset impairments; our ability to renew commercial and government contracts, including contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our ability to attract and retain necessary technical personnel and qualified subcontractors; our ability to deliver on our contractual obligations properly and on time; competitive pressures; our significant indebtedness; changes in interest in outsourced business process services; our ability to obtain adequate pricing for our services and to improve our cost structure; risk and impact of geographical events, natural disasters and other factors (such as pandemics, including COVID-19) in a particular country or region on our workforce, customers, vendors, partners and the global economy; claims of infringement of third-party intellectual property rights; the failure to comply with laws relating to individually identifiable information and personal health information and laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to estimate the scope of work or the costs of performance in our contracts; our continuing emphasis on and shift toward technology-led digital transactions; customer decision-making cycles and lead time for customer commitments; our ability to collect our receivables, including those for unbilled services; a decline in revenues from, or a loss of, or a reduction in business from, or failure of significant clients; fluctuations in our non-recurring revenue; our failure to maintain a satisfactory credit rating; our ability to attract and retain key employees; increases in the cost of telephone and data services or significant interruptions in such services; our failure to develop new service offerings; our ability to modernize our information technology infrastructure and consolidate data centers; our ability to comply with data security standards; our ability to receive dividends or other payments from our subsidiaries; changes in tax and other laws and regulations; changes in government regulation and economic, strategic, political and social conditions; the outcome of litigation to which we are a party from time to time; changes in the volatility of our stock price and the risk of litigation following a decline in the price of our stock; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section and other sections in our Annual Reports on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements made by us in this release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

EXHIBIT 99.1
# # #

Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Contacts:
Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com
Rebecca Conti Koar, Conduent, +1-862-308-7105, rebecca.koar@conduent.com

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2020	2019	2020	2019
Revenue	$1,041	$1,098	$3,108	$3,368

Operating Costs and Expenses
Cost of Services (excluding depreciation and amortization)	779	859	2,406	2,644
Selling, general and administrative (excluding depreciation and amortization)	122	112	349	360
Research and development (excluding depreciation and amortization)	—	1	1	6
Depreciation and amortization	112	115	344	342
Restructuring and related costs	20	8	56	50
Interest expense	14	20	46	60
Goodwill impairment	—	—	—	1,351
(Gain) loss on divestitures and transaction costs	8	3	14	19
Litigation costs (recoveries), net	—	2	20	15
Other (income) expenses, net	(1)	(8)	—	(8)
Total Operating Costs and Expenses	1,054	1,112	3,236	4,839

Income (Loss) Before Income Taxes	(13)	(14)	(128)	(1,471)

Income tax expense (benefit)	(6)	2	(21)	(118)
Net Income (Loss)	$(7)	$(16)	$(107)	$(1,353)

Net Income (Loss) per Share:
Basic	$(0.04)	$(0.09)	$(0.54)	$(6.52)
Diluted	$(0.04)	$(0.09)	$(0.54)	$(6.52)

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net Income (Loss)	$(7)	$(16)	$(107)	$(1,353)
Other Comprehensive Income (Loss), Net
Currency translation adjustments, net	11	(15)	(15)	(9)
Reclassification of currency translation adjustments on divestitures	—	—	—	15
Reclassification of divested benefit plans and other	—	—	—	(1)
Unrecognized gains (losses), net	1	—	—	1
Changes in benefit plans, net	—	—	1	—
Other Comprehensive Income (Loss), Net	12	(15)	(14)	6

Comprehensive Income (Loss), Net	$5	$(31)	$(121)	$(1,347)
__________
(1)All amounts are net of tax. Tax effects were immaterial.

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$488	$496
Accounts receivable, net	687	652
Contract assets	166	155
Other current assets	312	283
Total current assets	1,653	1,586
Land, buildings and equipment, net	306	342
Operating lease right-of-use assets	246	271
Intangible assets, net	247	426
Goodwill	1,506	1,502
Other long-term assets	402	387
Total Assets	$4,360	$4,514
Liabilities and Equity
Current portion of long-term debt	$78	$50
Accounts payable	173	198
Accrued compensation and benefits costs	200	174
Unearned income	112	108
Other current liabilities	478	647
Total current liabilities	1,041	1,177
Long-term debt	1,574	1,464
Deferred taxes	106	111
Operating lease liabilities	209	229
Other long-term liabilities	105	91
Total Liabilities	3,035	3,072

Series A convertible preferred stock	142	142

Common stock	2	2
Additional paid-in capital	3,901	3,890
Retained earnings (deficit)	(2,299)	(2,185)
Accumulated other comprehensive loss	(421)	(407)
Total Equity	1,183	1,300
Total Liabilities and Equity	$4,360	$4,514

Shares of common stock issued and outstanding	209,273	211,511
Shares of series A convertible preferred stock issued and outstanding	120	120

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(7)	$(16)	$(107)	$(1,353)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	112	115	344	342
Contract inducement amortization	1	1	2	2
Deferred income taxes	(9)	(8)	(38)	(148)
Goodwill impairment	—	—	—	1,351
(Gain) loss from investments	(1)	(2)	(3)	(3)
Amortization of debt financing costs	2	2	5	5
(Gain) loss on divestitures and transaction costs	8	3	14	19
Stock-based compensation	5	5	14	19
Allowance for doubtful accounts	1	—	1	—
Changes in operating assets and liabilities	(5)	(82)	(243)	(450)
Net cash provided by (used in) operating activities	107	18	(11)	(216)
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(18)	(33)	(48)	(109)
Proceeds from sale of land, buildings and equipment	—	—	—	2
Cost of additions to internal use software	(17)	(12)	(47)	(49)
Payments for acquisitions, net of cash acquired	—	—	—	(90)
Proceeds (payments) from divestitures, including cash sold	1	1	3	(7)
Net cash provided by (used in) investing activities	(34)	(44)	(92)	(253)
Cash Flows from Financing Activities:
Proceeds from revolving credit facility and other loans	2	—	152	—
Payments on debt	(13)	(14)	(41)	(42)
Payment of contingent consideration related to acquisition	(4)	—	(4)	—
Taxes paid for settlement of stock based compensation	—	(5)	(3)	(11)
Dividends paid on preferred stock	—	(2)	(5)	(7)
Net cash provided by (used in) financing activities	(15)	(21)	99	(60)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(2)	(5)	—
Increase (decrease) in cash, cash equivalents and restricted cash	59	(49)	(9)	(529)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	437	285	505	765
Cash, Cash Equivalents and Restricted Cash at End of period(1)	$496	$236	$496	$236
 ___________
(1)Includes $8 million restricted cash as of both September 30, 2020 and 2019, respectively, that were included in Other current assets on their respective Consolidated Balance Sheets.

EXHIBIT 99.1
Non-GAAP Financial Measures

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, Adjusted Effective Tax and Adjusted Effective Tax Rate

We make adjustments to Income (Loss) before Income Taxes for the following items, as applicable to the particular financial measure, for the purpose of calculating Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, Adjusted Effective Tax and Adjusted Effective Tax Rate:

•Amortization of acquired intangible assets. The amortization of acquired intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry and from period to period.
•Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.
•Goodwill impairment. This represents Goodwill impairment charge related to the unanticipated losses of certain customer contracts, lower potential future volumes and lower than expected new customer contracts for all reporting units.
•(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.
•Litigation costs (recoveries), net. Litigation costs (recoveries), represents provisions for various matters subject to litigation.
•Other charge (credit). This comprises other (income) expenses, net, and costs associated with the Company not fully completing the State of New York Health Enterprise Platform project and the Health Enterprise Medical platform projects in California and Montana and other adjustments.
•Divestitures. Revenue/(Income) loss from divestitures.

EXHIBIT 99.1
The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance.  We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Management believes that the adjusted effective tax rate, provided as supplemental information, facilitates a comparison by investors of our actual effective tax rate with an adjusted effective tax rate which reflects the impact of the items which are excluded in providing adjusted net income and certain other identified items, and may provide added insight into our underlying business results and how effective tax rates impact our ongoing business.

Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin

We make adjustments to Revenue, Costs and Expenses and Operating Margin, as applicable, for the following items, for the purpose of calculating Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin:

•Amortization of acquired intangible assets.
•Restructuring and related costs.
•Interest expense. Interest expense includes interest on long-term debt and amortization of debt issuance costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charge (credit).
•Divestitures.

We provide our investors with adjusted revenue, adjusted operating income and adjusted operating margin information, as supplemental information, because we believe it offers added insight, by itself and for comparability between periods, by adjusting for certain non-cash items as well as certain other identified items which we do not believe are indicative of our ongoing business, and may also provide added insight on trends in our ongoing business.

We provide adjusted revenues as supplemental information to our presentation of reported GAAP revenue in order to facilitate additional information to our investors concerning period-to-period comparisons reflecting the impact of our 2019 divestiture.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•Restructuring and related costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charge (credit).
•Divestitures.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent's definition of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner.

EXHIBIT 99.1
Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, tax payments related to divestitures and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP. As of March 31, 2020 the company is no longer backing out vendor financed leases from Free Cash Flow and has updated all historical numbers to reflect the change.

Adjusted Free Cash Flow

Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments, transaction costs, costs related to the Texas litigation, and certain other identified adjustments. We use adjusted free cash flow, in addition to free cash flow, to provide supplemental information to our investors concerning our ability to generate cash from our ongoing operating activities; by excluding certain deferred compensation costs and our one-time Texas settlement costs, as well as transaction costs and transaction cost tax benefit related to acquisitions and divestitures, we believe we provide useful additional information to our investors to help them further understand our ability to generate cash period-over-period as well as added information on comparability to our competitors. Such as with free cash flow information, as so adjusted, is specifically not intended to provide amounts available for discretionary spending. We have added certain adjustments to account for items which we do not believe reflect our core business or operating performance, and we computed all periods with such adjusted costs.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars. We refer to this adjusted revenue as “constant currency.” Currency impact is the difference between actual growth rates and constant currency growth rates and is calculated by translating current period activity in local currency using the comparable prior period's currency translation rate.

Non-GAAP Outlook

In providing outlook for adjusted EBITDA margin, we exclude certain items which are otherwise included in determining the comparable GAAP financial measure. A description of the adjustments which historically have been applicable in determining adjusted EBITDA are reflected in the table below. We are providing such outlook only on a non-GAAP basis because the Company is unable to predict with reasonable certainty the totality or ultimate outcome or occurrence of these adjustments for the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to reported results.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Revenue, Revenue at Constant Currency, Adjusted Net Income (Loss), Adjusted Effective Tax, Adjusted Operating Income (Loss) and Adjusted EBITDA were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
ADJUSTED REVENUE
Revenue	$1,041	$1,098	$3,108	$3,368
Adjustment:
Divestitures(1)	—	—	—	(36)
Adjusted Revenue	1,041	1,098	3,108	3,332
Foreign currency impact	(2)	4	6	20
Revenue at Constant Currency	$1,039	$1,102	$3,114	$3,352

ADJUSTED NET INCOME (LOSS)
Income (Loss) From Continuing Operations	$(7)	$(16)	$(107)	$(1,353)
Adjustments:
Amortization of acquired intangible assets(2)	60	61	180	184
Restructuring and related costs	20	8	56	50
Goodwill impairment	—	—	—	1,351
(Gain) loss on divestitures and transaction costs	8	3	14	19
Litigation costs (recoveries), net	—	2	20	15
Other charges (credits)	(1)	(8)	(7)	(4)
Total Non-GAAP Adjustments	87	66	263	1,615
Income tax adjustments(3)	(23)	(13)	(58)	(163)
Adjusted Net Income (Loss) Before Adjustment for Divestitures	$57	$37	$98	$99

ADJUSTED EFFECTIVE TAX
Income (Loss) Before Income Taxes	$(13)	$(14)	$(128)	$(1,471)
Adjustments:
Total Non-GAAP Adjustments	87	66	263	1,615
Adjusted PBT (Before Adjustment for Divestitures)	74	52	135	144
Divestitures(1)	—	—	—	(1)
Adjusted PBT	$74	$52	$135	$143

Income tax expense (benefit)	$(6)	$2	$(21)	$(118)
Income tax adjustments(3)	23	13	58	163
Adjusted Income Tax Expense (Benefit)	17	15	37	45
Adjusted Net Income (Loss) Before Adjustment for Divestitures	$57	$37	$98	$99

EXHIBIT 99.1

CONTINUED	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
ADJUSTED OPERATING INCOME (LOSS)
Income (Loss) Before Income Taxes	$(13)	$(14)	$(128)	$(1,471)
Adjustments:
Total non-GAAP adjustments	87	66	263	1,615
Interest expense	14	20	46	60
Adjusted Operating Income (Loss) Before Adjustment for Divestitures	88	72	181	204
Divestitures(1)	—	—	—	(1)
Adjusted Operating Income (Loss)	$88	$72	$181	$203

ADJUSTED EBITDA
Income (Loss) From Continuing Operations	$(7)	$(16)	$(107)	$(1,353)
Income tax expense (benefit)	(6)	2	(21)	(118)
Depreciation and amortization	112	115	344	342
Contract inducement amortization	1	1	2	2
Interest expense	14	20	46	60
EBITDA Before Adjustment for Divestitures	114	122	264	(1,067)
Divestitures(1)	—	—	—	(1)
EBITDA	114	122	264	(1,068)
Adjustments:
Restructuring and related costs	20	8	56	50
Goodwill impairment	—	—	—	1,351
(Gain) loss on divestitures and transaction costs	8	3	14	19
Litigation costs (recoveries), net	—	2	20	15
Other charges (credits)	(1)	(8)	(7)	(4)
Adjusted EBITDA Before Adjustment for Divestitures	$141	$127	$347	$364

Adjusted EBITDA	$141	$127	$347	$363
 ___________

(1)Adjusted for the full impact from revenue and income/loss from divestitures.
(2)Included in Depreciation and amortization on the Consolidated Statements of Income (Loss).
(3)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the business divestitures, the State of Texas litigation reserve, charges for amortization of intangible assets, restructuring, goodwill impairment and divestiture related costs.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Weighted Average Shares Outstanding, Adjusted Diluted EPS, Adjusted Effective Tax, Adjusted Operating Margin and Adjusted EBITDA Margin were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts are in whole dollars, shares are in thousands and margins are in %)	2020	2019	2020	2019
ADJUSTED DILUTED EPS(1)
Weighted Average Common Shares Outstanding	209,244	209,626	209,958	208,741
Adjustments:
Stock options	—	—	—	4
Restricted stock and performance units / shares	4,591	1,508	2,974	2,227
Adjusted Weighted Average Common Shares Outstanding	213,835	211,134	212,932	210,972

Diluted EPS from Continuing Operations	$(0.04)	$(0.09)	$(0.54)	$(6.52)
Adjustments:
Total non-GAAP adjustments	0.41	0.31	1.24	7.72
Income tax adjustments(2)	(0.11)	(0.06)	(0.27)	(0.77)
Adjusted Diluted EPS Before Adjustment for Divestitures	$0.26	$0.16	$0.43	$0.43

ADJUSTED EFFECTIVE TAX RATE
Effective tax rate	46.2%	(14.3)%	16.4%	8.0%
Adjustments:
Total non-GAAP adjustments	(23.2)%	43.1%	11.0%	23.3%
Adjusted Effective Tax Rate(2)	23.0%	28.8%	27.4%	31.3%

ADJUSTED OPERATING MARGIN
Income (Loss) Before Income Taxes Margin	(1.2)%	(1.3)%	(4.1)%	(43.7)%
Adjustments:
Total non-GAAP adjustments	8.4%	6.1%	8.4%	48.0%
Interest expense	1.3%	1.8%	1.5%	1.8%
Margin for Adjusted Operating Income Before Adjustment for Divestitures	8.5%	6.6%	5.8%	6.1%
Divestitures(3)	—%	—%	—%	—%
Margin for Adjusted Operating Income	8.5%	6.6%	5.8%	6.1%

EXHIBIT 99.1

CONTINUED	Three Months Ended September 30,		Nine Months Ended September 30,
(margins are in %)	2020	2019	2020	2019
ADJUSTED EBITDA MARGIN
EBITDA Margin Before Adjustment for Divestitures	11.0%	11.1%	8.5%	(31.7)%
Adjustments:
Divestitures(3)	—%	—%	—%	(0.4)%
EBITDA Margin	11.0%	11.1%	8.5%	(32.1)%
Total non-GAAP adjustments	2.5%	0.5%	2.7%	42.5%
Divestitures(3)	—%	—%	—%	0.4%
Adjusted EBITDA Margin Before Adjustment for Divestitures	13.5%	11.6%	11.2%	10.8%
Divestitures(3)	—%	—%	—%	0.1%
Adjusted EBITDA Margin	13.5%	11.6%	11.2%	10.9%
__________
(1)Average shares for the 2020 and 2019 calculation of adjusted EPS excludes 5 million shares associated with our Series A convertible preferred stock and includes the impact of the preferred stock dividend of $2 million for both of the three months ended September 30, 2020 and 2019, respectively
(2)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the business divestitures, the State of Texas litigation reserve, charges for amortization of intangible assets, restructuring, goodwill impairment and divestiture related costs.
(3)Adjusted for the full impact from revenue and income/loss from divestitures.

Free Cash Flow and Adjusted Free Cash Flow Reconciliation:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Operating Cash Flow	$107	$18	$(11)	$(216)
Cost of additions to land, buildings and equipment	(18)	(33)	(48)	(109)
Proceeds from sales of land, buildings and equipment	—	—	—	2
Cost of additions to internal use software	(17)	(12)	(47)	(49)
Tax payment related to divestitures	—	(1)	—	8
Free Cash Flow	$72	$(28)	$(106)	$(364)
Free Cash Flow	$72	$(28)	$(106)	$(364)
Transaction costs	—	1	3	13
Transaction costs tax benefit	—	—	—	(3)
Texas litigation payments	—	—	118	118
Adjusted Free Cash Flow	$72	$(27)	$15	$(236)